EXHIBIT 99.1

NUTRACEA ANNOUNCES THE APPOINTMENT OF BRADLEY D. EDSON AS PRESIDENT AND DIRECTOR

Wednesday December 22, 8:39 am ET

EL DORADO HILLS, Calif., Dec. 22 /PRNewswire-FirstCall/ -- NutraCea(R) (OTC Bulletin Board: NTRZ - News) an emerging industry leader in the field of
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stabilized rice bran derivatives and whole food nutrition announced today that
Bradley D. Edson was appointed by the Board of Directors to serve as the new President and become member of the Board. Mr. Edson was formerly the Chairman and CEO of Vital Living Inc. During his tenure there he structured a number of strategic mergers and acquisitions including the merger of Vital Living with E-Nutriceuticals, a strategic holding of Skye Pharmaceuticals, a London stock exchange and Nasdaq-listed pharmaceutical company. As part of that transaction, Vital Living was able to acquire the exclusive world wide rights to Skye Pharma's Geomatrix drug delivery system for nutraceutical products.

Prior to Vital Living, Edson spent a decade developing a nationwide insurance agency focused on distribution channels driving specialty products into the retail market, which was sold to one of the largest specialty carriers in the U.S. Prior to that, Edson was a former principle and officer of a NASD broker/dealer firm. Mr. Edson has over 20 years experience with mergers and acquisitions and has facilitated the funding of both public and private companies.

"Brad's outstanding track record as a leader in the nutraceutical industry will add immediate strength and strategic leadership to NutraCea," stated Patricia McPeak, Founder and CEO of NutraCea(R). "We are fortunate to have attracted an executive of Mr. Edson's caliber and vision to lead the company at this stage of its commercialization and growth. Mr. Edson comes to the NutraCea team with enthusiasm, strong leadership skills, and diverse experience, which will help position NutraCea(R) as an industry leader."

According to the Company, Mr. Edson's hire is the first step in an overall plan to build the Company's executive management team and gain a significant presence in the nutraceutical and pharmaceutical industries. Mr. Edson's track record in the mergers and acquisition arena will be pivotal in transforming NutraCea's financial and fundamental strength.

"I am excited about the unique position of NutraCea(R) in the bio-medical foods arena. NutraCea(R) presents an opportunity to improve the health of millions of people and implement economical solutions for feeding the malnourished and underserved in this country as well as other countries throughout the world. I look forward to overseeing the Company's operations and finances and bringing my management experience and investment banking relationships to assist NutraCea(R) in executing its strategic vision." stated Mr. Edson.

NutraCea (OTC Bulletin Board: NTRZ - News) is emerging as an industry leader and science-based growth bio-medical foods company through the research, development and distribution of its proprietary stabilized rice bran "super foods," natural arthritic relief products for humans and animals and "all natural" cosmeceuticals and beauty aids. The company is headquartered at 1261 Hawk's Flight Court, El Dorado Hills, California 95762.


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     Public Relations Contact:
     Margie Adelman
     NutraCea
     916-933-7000 ext 646
     916-220-3500 Cell


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